Exhibit 10.3

January 16, 2018

Mr. Michael MacMillan

c/o The TJX Companies, Inc.

770 Cochituate Road

Framingham, MA 01701

Re:	Letter Agreement

Dear Michael:

By this letter agreement (this “Letter Agreement”), you and The TJX Companies, Inc. (“TJX”) confirm that you will retire from TJX and its subsidiaries (the “Company”) on April 27, 2018 (the “Retirement Date”) on the terms set forth herein and in your employment agreement with Winners Merchants International L.P. (“Winners”) and TJX dated March 10, 2017 (the “Employment Agreement”). This Letter Agreement is intended to summarize, for the avoidance of doubt, the benefits to which you will be entitled upon your retirement and to reflect our mutual agreement as to certain related matters described below. Except as expressly provided herein, your Employment Agreement shall remain in full force and effect.

1.	You shall remain an executive officer of TJX until your Retirement Date or earlier termination of employment with TJX, subject to the terms of your Employment Agreement. Effective as of your Retirement Date or any earlier termination of your employment with TJX, you hereby resign as an executive officer of TJX and from all other offices and other positions (including any directorships or committee memberships) you hold with the Company, any Company benefit plans or trusts, or any of its or their affiliates including any Company-related foundations. You agree to sign and submit all documentation requested by the Company to confirm or effectuate these resignations. You further agree that you shall have no right, power or authority to bind the Company or any of its affiliates to the fulfillment of any condition, contract or obligation or to create any liability binding on the Company or any of its affiliates at any time from and after your Retirement Date or any earlier termination of employment with the Company.

2.	Following your retirement on the Retirement Date and assuming no earlier termination of your employment with the Company, you will be eligible for the following, subject to your satisfaction of your obligations under the Employment Agreement (including, without limitation, Sections 8 and 12 thereof and Exhibit D thereto):

a.	As soon as practicable and in all events within 30 days following your Retirement Date, payment to you of any earned but unpaid base salary, any earned but unpaid automobile allowance, and any earned but unused vacation time.

b.	Any payment, to the extent unpaid, to which you are entitled under TJX’s Management Incentive Plan (“MIP”) for FY18 and TJX’s Long Range Performance Incentive Plan (“LRPIP”) for the FY16-18 cycle, in each case based on actual performance results for such year or cycle and paid at the same time as other awards are paid for such year or cycle. Except as provided in the immediately preceding sentence, you shall not be eligible for any bonus payouts under MIP or LRPIP for any year or cycle.

c.	All benefits under TJX’s Stock Incentive Plan (the “Stock Incentive Plan”), in accordance with and subject to the award terms (including, without limitation, special service retirement benefits under stock option award terms) and your Employment Agreement. Any performance-based stock awards (“PBSA”) granted to you under the Stock Incentive Plan that remain outstanding as of your Retirement Date shall remain outstanding and eligible to vest in accordance with and subject to the terms of the applicable award, with any unsatisfied service-based vesting condition deemed satisfied as of the Retirement Date, except that two-thirds of the PBSA granted to you on April 4, 2017, and one-third of the PBSA granted to you on March 29, 2016, shall be immediately forfeited as of the Retirement Date. Assuming no share split or other event described in Section 3(b) of the Stock Incentive Plan occurring prior to the Retirement Date, the number of shares forfeited from the PBSA granted to you on April 4, 2017 would be 26,667 shares and the number of shares forfeited from the PBSA granted to you on March 29, 2016 would be 13,333 shares.

d.	All vested benefits under the Company’s deferred compensation programs (including for the avoidance of doubt, any vested benefits under TJX’s Executive Savings Plan and the Canadian Executive Savings Plan) and retirement/savings programs (including, for the avoidance of doubt, any vested benefits under TJX’s tax-qualified retirement plans and Supplemental Executive Retirement Plan and Winners’ registered retirement savings plan and deferred profit sharing plan), in each case in accordance with and subject to applicable plan terms. Your rights, if any, under Company health and welfare programs, TJX’s executive life insurance program and any other fringe benefit programs will be governed by the terms of the applicable program and applicable law. For the avoidance of doubt, if there is no written plan governing any such benefits then those benefits will cease as of the Retirement Date.

e.	Any remaining tax equalization or other expatriate benefits under TJX policies in connection with your prior U.K.- and Canada-based assignments as described in Section 3(f) of the Employment Agreement, including tax equalization and tax preparation services in accordance with such policies for 2017, 2018 and any applicable future years with tax consequences associated with such assignments, and the currency conversion rights as provided in Section 3(g) of the Employment Agreement. For the avoidance of doubt, you remain solely responsible for any and all relocation, immigration and tax costs in connection with your 2017 relocation to Canada.

3.	You acknowledge and agree, effective as of the date hereof, that: (a) you will not be eligible for any severance or, except as provided by the terms of any award under the Stock Incentive Plan, change of control benefits in connection with your retirement or following your Retirement Date; (b) from and after the date hereof, you will not be eligible for any new awards under MIP, LRPIP or the Stock Incentive Plan, including but not limited to any new grants of PBSAs, options or other equity-based awards; (c) the release requirement set forth in Section 12 of your Employment Agreement will continue to apply as described therein; (d) the transition of your duties and responsibilities from and after the date hereof, including without limitation the appointment of any successor, is not a breach of the Employment Agreement and you will not advance a claim that you have been constructively dismissed as a result; (e) you continue to be bound by, and the benefits described in this Letter Agreement are subject to, each of your undertakings under Section 8 and Exhibit D of the Employment Agreement, with the post-employment portions of the Non-solicitation Period and the Noncompetition Period (in each case, as defined in said Section 8 and Exhibit D) commencing on the Retirement Date; and (f) you are subject to any Company policy now in effect or adopted hereafter regarding recovery of incentive compensation adopted pursuant to Section 10D of the Securities Exchange Act of 1934, as amended.

4.	You agree that the payments and benefits described above are in complete satisfaction of any and all compensation and benefits due to you from the Company, whether arising from the Employment Agreement or otherwise, in connection with your retirement, and that, except as expressly provided in this Letter Agreement, nothing further is or will be owed to you by the Company.

5.	All payments required to be made to you by the Company as referenced in this Letter Agreement shall be subject to the withholding of such amounts, if any, relating to tax and other payroll deductions as the Company may reasonably determine it should withhold pursuant to any applicable law or regulation. You acknowledge that you have reviewed the provisions of this Letter Agreement with your advisors and agree that, except for any benefit under any TJX tax equalization policy or program, as any such policy or program may be in effect from time to time, the Company shall not be liable to make you whole for any taxes that may become due or payable by reason of any payment, benefit or entitlement referenced in this Letter Agreement, or otherwise.

6.	The rights and obligations of the Company under this Letter Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of the Company. Your rights and obligations under this Letter Agreement, or under any agreement, plan or award referenced herein, are not assignable except only that stock issuable and awards and payments payable to you after your death shall be made to your estate except as otherwise provided by the applicable plan or award documentation.

Benefits described in paragraph 2 of this Letter Agreement are expressly conditioned upon your retirement; should your employment terminate for any reason prior to your Retirement Date, the determination of any benefits to which you may be entitled will be governed by your Employment Agreement and applicable plan terms. If the foregoing is agreeable to you, please so indicate by signing the enclosed copy and returning it to me at TJX, whereupon this Letter Agreement shall be a binding contract between you and TJX, effective as of the date first indicated above.

[Signature Page Follows]

THE TJX COMPANIES, INC.

By:	/s/ Scott Goldenberg
Title:	SEVP, Chief Financial Officer

Agreed and accepted:

/s/ Michael MacMillan
Michael MacMillan

Date: January 16, 2018

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